SUBSIDIARIES

                 NEW YORK MARINE AND GENERAL INSURANCE COMPANY

                            GOTHAM INSURANCE COMPANY

                           MUTUAL MARINE OFFICE, INC.

                       PACIFIC MUTUAL MARINE OFFICE, INC.

                   MUTUAL MARINE OFFICE OF THE MIDWEST, INC.

                         MMO UNDERWRITING AGENCY, LTD.

                                  MMO UK, LTD.

                                  MMO EU, LTD.